Exhibit 10.24
DemandTec, Inc. 2007 Equity Incentive Plan
Notice of Stock Option Grant
(Non-Employee Directors)
You have been granted the following option to purchase shares of the Common Stock of DemandTec, Inc. (the “Company”):

Name of Optionee:	«Name»

Total Number of Shares:	«TotalShares»

Type of Option:	Nonstatutory Stock Option

Exercise Price per Share:	$«PricePerShare»

Date of Grant:	«DateGrant»

Vesting Commencement Date:	«VestDay»

Vesting Schedule:	This option becomes exercisable with respect to all shares on the date when the 2008 regular annual meeting of the Company’s stockholders commences, provided that your continuous “Service” (as defined in the Plan) does not terminate prior to that date.

Expiration Date:	«ExpDate». This option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement.
You and the Company agree that this option is granted under and governed by the terms and conditions of the 2007 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement, both of which are attached to and made a part of this document.
You further agree that the Company may deliver by email all documents relating to the Plan or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you by email.
You further agree to comply with the Company’s Insider Trading Policy when selling shares of the Company’s Common Stock.

Optionee:	DemandTec, Inc.

By:

Title:

DemandTec, Inc. 2007 Equity Incentive Plan
Stock Option Agreement
(Non-Employee Directors)

Tax Treatment	This option is intended to be a nonstatutory stock option, as provided in the Notice of Stock Option Grant.

Vesting	This option becomes exercisable on the date shown in the Notice of Stock Option Grant. In addition, this option becomes exercisable in full if (a) the Company is subject to a “Change in Control” (as defined in the Plan) before your Service terminates and (b) your Service terminates for any reason within 12 months after the Change in Control. This option will in no event become exercisable for additional shares after your Service has terminated for any reason.

Term	This option expires in any event at the close of business at Company headquarters on the day before the 7th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your Service terminates, as described below.)

Termination of Service	If your Service terminates for any reason, then this option will expire at the close of business at Company headquarters on the date 12 months after your termination date.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise	When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered. The notice will be effective when the Company receives it.

However, if you wish to exercise this option by executing a same-day sale (as described below), you must follow the instructions of the Company and the broker who will execute the sale.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment	When you submit your notice of exercise, you must include payment of the option exercise price for the shares that you are purchasing. To the extent permitted by applicable law, payment may be made in one (or, if permitted by the Company, a combination of two or more) of the following forms:

• By delivering to the Company your personal check, a cashier’s check or a money order.

•    If permitted by the Company, by delivering to the Company certificates for shares of Company stock that you own, along with any forms needed to effect a transfer of those shares to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. Instead of surrendering shares of Company stock, you may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the option shares issued to you.

•    If permitted by the Company, by giving to a securities broker approved by the Company irrevocable directions to sell all or part of your option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given in accordance with the instructions of the Company and the broker. This exercise method is sometimes called a “same-day sale.”

Withholding Taxes and Stock Withholding	You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. With the Company’s consent, these arrangements may include withholding shares of Company stock that otherwise would be issued to you when you exercise this option. The value of these shares, determined as of the effective date of the option exercise, will be applied to the withholding taxes.

Restrictions on Resale	You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option	Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or a beneficiary designation.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share will be adjusted pursuant to the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement between the parties.
By signing the cover sheet of this Agreement, you agree to all of the
Terms and conditions described above and in the Plan.

4